June 24, 1997



Rabar Market Research
10 Bank St. - Suite 830
White Plain, N.Y. 10606


Attention:  Mr. John Dreyer &
            Mr. Paul Rabar

     Re:  Management Agreement Renewal
          Smith Barney Principal Plus Futures Fund L.P.

Dear Mr. Dreyer & Mr. Rabar:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1998. The incentive fee will now be paid annually instead of quarterly. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above.


Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.




By:
     Chief Financial Officer,
     Director & Treasurer



AGREED AND ACCEPTED

RABAR MARKET RESEARCH



By:


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